August 1, 2008

Maureen Duffy

Director, Communications

T: 856-309-4546

maureen.duffy@amwater.com

American Water Appoints New Member

to Board of Directors

VOORHEES, N.J., August 1, 2008 - American Water Works Company, Inc. (NYSE: AWK), the largest investor-owned U.S. water and wastewater utility company, today announced that Julia L. Johnson has been appointed as an independent member of the company's Board of Directors effective August 1, 2008.

"American Water is pleased to have Julia join our Board of Directors," said Don Correll, president and CEO of American Water. "Ms. Johnson brings more than 20 years of experience and a wealth of knowledge in the utility industry to American Water. She is an excellent addition to our Board."

Ms. Johnson is president of NetCommunications, L.L.C., a strategy consulting firm specializing in the communications, energy, and information technology public policy arenas. Prior to founding NetCommunications, Ms. Johnson was senior vice president of policy and strategic communications for MILCOM Technologies, Inc., a military technology commercialization company.

Prior to her work at MILCOM, Ms. Johnson served on the Florida Public Service Commission for two consecutive terms from 1992-1999. In that capacity, she served as the chief regulator of Florida's $16 billion water and wastewater, electric, gas and communications industries. She served as chairperson from 1997-1999.

Ms. Johnson served as the state chair of the Federal/State Joint Board on Universal Service, which provided regulatory policy recommendations to the Federal Communications Commission on the deployment of communications infrastructure and universal service support mechanisms, bringing internet access to schools and libraries across the nation. Ms. Johnson also chaired Florida's Information Service Technology Development Task Force, which advised Florida's governor and legislature on information technology policy and related legislative issues.

Ms. Johnson also serves on the Board of Directors of Allegheny Energy, Inc., a utility holding company, which, through its subsidiaries, engages in power generation operations, as well as natural gas distribution and transmission, MasTec, Inc., a provider of telecommunications and energy infrastructure construction and Northwestern Corporation, a provider of electricity and natural gas. Ms. Johnson holds a Juris Doctorate and a bachelor's degree in business management from the University of Florida.

About American Water

Founded in 1886, American Water is the largest investor-owned U.S. water and wastewater utility company. With headquarters in Voorhees, N.J., the company employs nearly 7,000 dedicated professionals who provide drinking water, wastewater and other related services to approximately 15.6 million people in 32 states and Ontario, Canada.

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